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                                                                    EXHIBIT 99.2

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Contact: Todd Fromer or Michael Cimini
         KCSA Worldwide
         212-682-6300

          SOURCE INTERLINK REPORTS FOURTH QUARTER AND YEAR-END RESULTS


BONITA SPRINGS, FL, APRIL 29, 2003 - SOURCE INTERLINK COMPANIES (NASDAQ: SORC), the largest direct-to-retail magazine fulfillment distribution company and the leading provider of magazine sales information and checkout retail management services, today announced net income for the fiscal year ended January 31, 2003 of $7.1 million, or $0.39 per diluted share, compared to a net loss of $73.4 million, or ($4.10) per diluted share, in the fiscal year ended January 31, 2002. The company reported revenue of $290 million in fiscal year 2003 compared to $238 million in the prior year, an increase of 22%.

On a pre-tax basis, Source Interlink reported a profit of $7.6 million in fiscal 2003. The company reported non-recurring expenses totaling approximately $1.9 million for the year relating to the company's relocation to its new worldwide headquarters to Bonita Springs, FL. Excluding relocation charges, Source Interlink would have reported net income of $9.1 million, or $0.49 per diluted share, and pretax profit of $9.6 million for fiscal 2003. The company noted that the relocation and associated consolidation of operations is expected to result in annual savings of approximately $3.0 million when fully realized in fiscal 2005.

Results for the fiscal year ended January 31, 2002, include a one-time charge attributable to the impairment of goodwill of $78.1 million and reflect eight months of operations from The Interlink Companies, acquired by Source in June 2001.

Leslie Flegel, Source Interlink chairman and chief executive officer, said, "Our year-end results were enhanced by the performance in our direct-to-retail magazine distribution division, Interlink. Revenue for Interlink in fiscal 2003 climbed to $212 million and gross margins increased by approximately 3% as compared to 2002. Interlink signed new business agreements last year which had a small impact on fiscal 2003, but are expected to total more than $75 million of additional revenue in fiscal 2004.

"Source Interlink continued to be a strong generator of cash in 2003. Cash flow from operations improved $1.9 million for the year to $16.2 million. Significant uses of cash during the year included a successful reduction in both total bank debt and accounts payable of approximately $10.5 million and $9.7 million, respectively, business acquisitions and plant and property purchases totaling $4.0 million, and capital expenditures totaling $4.4 million of which approximately $3.0 million relates to the company's relocation and will not reoccur. The company also increased its reserves for accounts receivable by approximately $1.6 million in the fourth quarter as a result of its expansion and uncertain market conditions. At the close of fiscal year 2003, Source Interlink's cash balance totaled $5.6 million, an increase of approximately 90% from the prior year."

Net income in the fourth quarter was $1.7 million, or $0.09 per diluted share, compared to a net loss of $79.6 million, or ($4.37) per diluted share, in the year-earlier period. Revenue in the fourth quarter ended January 31, 2003 was $68.9 million compared to $80.3 million in the year-earlier period. The company's pre-tax loss in the fourth quarter was $1.0 million. The fourth quarter results were negatively impacted by a pre-tax loss of $1.9 million incurred by the Wood Manufacturing division, an increase in its accounts


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receivable reserves during the fourth quarter by approximately $1.6 million, and a charge of approximately $0.3 million for the relocation of its worldwide corporate headquarters to Bonita Springs, FL.

In the fourth quarter, the company realized a tax benefit attributable to the net operating loss (NOL) carry forward associated with the acquisition of The Interlink Companies in June 2001. The company expects the tax benefit to carry forward through the current fiscal year and possibly beyond.

"The NOL became effective as a result of our consistent profitability in Interlink. The turnaround in Distribution in less than two years is a credit to our new management team and the implementation of more streamlined, cost-effective procedures. In addition to broadening its customer base with independent and specialty retailers, Interlink strengthened its position last year as the largest U.S. distributor of foreign magazine titles. New agreements with Future Publishing, Seymour International and The Hudson Group enabled Interlink to import more than 700 foreign publications from countries throughout the world," said Flegel. "The fourth quarter was also impacted by our decision to increase reserves in light of market and economic uncertainties.

"In-Store Services reported revenue of $61.3 million in fiscal 2003 compared to $63.9 million in the prior fiscal year. Revenues for the year ended January 31, 2003, declined as a result of weakness in our wire manufacturing business which was partially offset by record revenue in our rebate and information management services.

"The loss incurred by Huck for the fourth quarter was impacted by the loss of a customer as previously reported as well as cutbacks by a major client in new store openings due to difficult economic conditions. Included in that loss was a charge of approximately $0.7 million for the write-down of inventory in the fourth quarter of fiscal 2003. For the year, Huck reported revenue of $17.5 million compared to $18.0 million in the prior fiscal year.

 "With the relocation of worldwide headquarters to Bonita Springs completed earlier this month, Source Interlink has built a strong platform for future performance. The integration of our core services in one central location enables management to implement unique, cross-selling opportunities. These synergies among our leading direct-to-retail distribution division, scan-based sales information, front-end management services and manufacturing capabilities, offer significant long-term growth opportunities for the current fiscal year and beyond.

"For the current fiscal year, we anticipate earnings per share of approximately $0.55-0.65 per diluted share which includes about $1.2 million of final relocation expense in the first quarter. This earnings forecast represents growth of approximately 50% over $0.39 per diluted share in fiscal 2003, which included $1.9 million of non-recurring relocation expense. This earnings forecast is based on a normalized effective tax rate and does not include any tax benefit relating to additional utilization of the NOL, which if realized would result in significantly higher reported earnings. Revenues are expected to be approximately $390 million in the current fiscal year. Going forward, we will update guidance as necessary," Flegel concluded.

Source Interlink will broadcast live via the Internet its fourth quarter and year-end conference call for fiscal year 2003 today at 9:00 a.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.companyboardroom.com. A replay of the webcast will be available for 30 days.


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ABOUT SOURCE INTERLINK COMPANIES
Through its In-Store Services Division, the Company is the leading provider of information and management services for retail magazine sales to U.S. and Canadian retailers and magazine publishers. Source Interlink is the category leader at the checkout counter. Services include fixture design, manufacturing, shipping through its freight company, salvage, and billing/collection of rebates paid by front-end vendors. The Division manufactures and/or manages checkout counters in more than 100,000 stores in North America that have a customer count of approximately 500 million consumers per week. From its core businesses, industry knowledge, and relationships with retailers, publishers, and vendors of mass merchandise products, Source Interlink has developed its ICN website that offers retailers and publishers proprietary sales information, a forum for communication, and e-commerce. In addition, the Wood Manufacturing Division provides turnkey wood manufacturing and design to some of the nation's largest retailers.

The Company's Distribution Division is the leading direct-to-retail distributor of magazines to major book chains, specialty retailers and independent retail outlets. A partial list of customers includes Barnes & Noble, B. Dalton Booksellers, Borders, Waldenbooks, Hastings, Virgin Music Stores, and Tower Records and Books. The Division also distributes to the Secondary Wholesale Channel, representing service of approximately 1,200 magazine titles to over 130 wholesalers, who sell to more than 13,000 retailers. Additional information is available at the Company's website, http://www.sourceinterlink.com/.

This release contains certain forward-looking statements and information relating to Source Interlink that is based on the beliefs of Source Interlink's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected.

You may register to receive Source Interlink's future press releases or to download a complete Digital Investor Kit TM including press releases, regulatory filings and corporate materials by clicking on the "KCSA Interactive Platform" icon at www.kcsa.com.

Tables Follow:



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                        SOURCE INTERLINK COMPANIES, INC.
                   Condensed Consolidated Statement of Income
                      (in thousands except per share data)

                                                                Three Months Ended
                                                                    January 31,                    Year ended
                                                                   (Unaudited)                     January 31,
                                                               2003            2002            2003           2002
                                                           ------------    ------------    ------------   ------------
Revenues                                                   $     68,885    $     80,166    $    290,436   $    237,703
Cost of Revenues                                                 51,409          64,201         216,345        175,990
                                                           ------------    ------------    ------------   ------------

Gross Profit                                                     17,476          15,964          74,091         61,713

Selling, General and Administrative Expense                      17,188          16,135          61,284         46,910
Relocation Expense                                                  321              --           1,927             --
Amortization of Goodwill                                             --           1,678              --          5,424
Goodwill Impairment Charge                                           --          78,127              --         78,127
                                                           ------------    ------------    ------------   ------------

Operating Income                                                    (33)        (79,976)         10,880        (68,748)
                                                           ------------    ------------    ------------   ------------

Income Before Income Taxes                                         (987)        (85,067)          7,629        (74,425)
                                                           ------------    ------------    ------------   ------------

Net Income                                                        1,694         (79,630)          7,146        (73,378)
                                                           ------------    ------------    ------------   ------------

Earnings Per Share (Diluted)                                       0.09           (4.37)           0.39          (4.10)
                                                           ------------    ------------    ------------   ------------

Weighted Avg. of Shares Outstanding (Fully Diluted)        $     18,419    $     18,240    $     18,478   $     18,348
                                                           ------------    ------------    ------------   ------------






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                        SOURCE INTERLINK COMPANIES, INC.
                      Condensed Consolidated Balance Sheet
                                 (in thousands)

                                                              January 31,
                                                                 2003
                                                             ------------
              Cash                                           $      5,570
              Trade Receivables                                    51,869
              Inventory                                            15,911
              Income Tax Receivable                                 6,883
              Other Current Assets                                  3,522
                                                             ------------
                                                                   83,756
              Capital Assets                                       20,139
              Intangible Assets                                    46,750
              Non-Current Assets                                    4,776
                                                             ------------
                   Total Assets                                   156,368
                                                             ------------

              Accounts Payable and Accrued Expenses                56,731
              Other Current Liabilities                                24
              Current Maturities of Long-term Debt                 29,215
                                                             ------------
                                                                   85,970
              Long-term Debt                                       17,026
              Non-Current Liabilities                               1,148
                                                             ------------
                   Total Liabilities                              104,143

              Equity                                               52,224
                                                             ------------

              Total Liabilities and Equity                   $    156,368
                                                             ------------